Exhibit 10-N


                            DONALDSON COMPANY, INC.

                 STOCK OPTION PROGRAM FOR NONEMPLOYEE DIRECTORS


1. Name of Plan. This plan shall be known as the "Donaldson Company Non-Qualified Stock Option Program for Nonemployee Directors" and is hereinafter referred to as the "Plan".

2. Effective Date and Term. The Plan shall be effective as of December 1, 1992 and shall remain in effect until amended or terminated by action of the Board of Directors (the "Board") of Donaldson Company, Inc., a Delaware corporation ("Donaldson").

3. Eligible Participants. Each member of the Board who shall be a member on December 1 and December 22 of 1992, and each year thereafter, and is not a full time employee of the company or any of its subsidiaries shall be an eligible participant in the Plan (the "Participant").

4. Automatic Receipt of Stock Options. Commencing with the effective date of this program Donaldson shall irrevocably grant to each Participant the right and option to purchase all or any part of an aggregate of 2,000 shares of Common Stock, par value $5 per share of Donaldson ("Common Stock").

5. Exercise Price. The exercise price per share of Common Stock deliverable upon the exercise of an option shall be the closing price of the Common Stock in consolidated trading on the first business day of December in the respective year.

6. Term of the Option. The term of option shall be for a period of ten years or such shorter period as provided under the General Terms. The option may not be exercised until December 22 of the respective year. Thereafter, the option may be exercised at any time or from time to time during its term as to any or all full shares which may be purchasable at such time.

7. General Terms. Such other terms and conditions as set forth in the attached Nonemployee Director Stock Option Agreement or as may be approved. from time to time, by the Board of Directors; provided that no such amendment may eliminate, reduce or otherwise adversely affect a Participant's right with respect to the option.